Exhibit 99.2

DT ASIA INVESTMENTS LIMITED ANNOUNCES CLOSING OF ITS BUSINESS COMBINATION WITH

CHINA LENDING

New York, NY – July 6, 2016 – DT Asia Investments Limited (NASDAQ: CADT; CADTW; CADTU; CADTR) (“DT Asia” or the “Company”) today announced that it has closed its business combination with Adrie Global Holdings Limited (“Adrie”), a privately-held holding company that primarily operates through its consolidated variable interest entity, Urumqi Feng Hui Direct Lending Limited (Adrie and its controlled entities, collectively, “China Lending”), pursuant to which Adrie became a wholly-owned subsidiary of DT Asia. As previously announced, the transaction was approved at a special meeting of DT Asia’s shareholders held on July 5, 2016. In connection with the special meeting of shareholders, 1,544,138 of the Company’s public shares were validly presented to the Company for redemption.

In connection with the business combination, DT Asia issued 20 million newly-issued ordinary shares to Adrie’s shareholders, of which 8 million shares were deposited in an escrow account and subject to forfeiture in the event that the Company fails to meet certain net income targets or for indemnification claims. In connection with the business combination, the Company sold approximately $8.6 million of newly created Series A convertible preferred stock in a private placement to certain accredited investors to provide additional operating capital for the Company following the business combination and for the payment of certain business combination related expenses. The parties agreed to waive the closing requirement to have a minimum of $10 million in cash (before expenses) available at the closing from the trust funds and the shares issued in the private placement. Additionally, in connection with the closing of the business combination, the Company will issue approximately 721,232 ordinary shares to the holders of its outstanding rights.

As part of the transaction, DT Asia will file appropriate paperwork to change its name to China Lending Corporation; the name change is expected to take effect in the near future. The Company expects that its ordinary shares and warrants will trade on the Nasdaq Capital Market under the ticker symbols “CLDC” and “CLDCW,” respectively, starting on or about July 8, 2016, and its units and rights are expected to cease trading as of the close of business on July 6, 2016.

Emily Tong, DT Asia’s Chairwoman of the Board of Directors, commented, “We are very pleased to have consummated this transaction. China Lending’s track record of historical growth, low risk and high margin business represented a very attractive opportunity for our shareholders. We believe that being a public company will further elevate China Lending’s profile in China and will enable it to capitalize on several opportunities for growth regionally as well as nationally.”

Jingping Li, Co-Founder & CEO of China Lending, stated, "We are excited that following the business combination, China Lending has become the first U.S. publicly listed finance company in Xinjiang Province and western China, focused on the financing needs of micro, small and medium sized enterprises and entrepreneurs based on rigorous lending criteria. We believe the prestige and transparency which comes from a public listing in the United States will provide us with the ability to access additional, more economical funds necessary to support growth of our loan portfolios, further expansion of China Lending’s business within our core market as well as entering new geographies. Additionally, the business combination will enable us to develop our peer-to-peer (P2P) lending platform, establish the first internet banking platform operating out of the region, and provide our clients with additional services including professional risk management and credit rating services.”

Ellenoff Grossman & Schole LLP, King & Wood Mallesons and Ogier acted as legal advisors to DT Asia, and Foley & Lardner LLP, Deheng Law Offices and Appleby acted as legal advisors to China Lending. EarlyBird Capital, Inc. acted as financial advisor to DT Asia.

About China Lending

Founded in 2009, China Lending is a non-bank direct lending corporation and provides services to micro, small and medium sized enterprises, farmers, and individuals, who are currently underserved by commercial banks in China. Headquartered in Urumqi, the capital of Xinjiang Autonomous Region, with a registered capital of $94.7 million as of March 31, 2016, China Lending is one of the largest direct lending companies in the region in terms of registered capital.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that China Lending expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “may,” “believe” and “expect.” These statements are based on certain assumptions and analyses made by China Lending in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, (1) the ability to obtain or maintain the listing of the Company’s securities on the NASDAQ Capital Market following the business combination; (2) the risk that the business combination disrupts the Company’s current plans and operations; (3) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, closing proceeds, competition and the ability of the business to grow and manage growth profitably; (4) the outcome of any legal proceedings that may be instituted against DT Asia or Adrie following the closing of the business combination; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in the proxy statement filed by the Company in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

These forward-looking statements are based on information available as of the date of this press release and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and the Company undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

China Lending

Stephen Chan, Chief Financial Officer

chan.stephen@fhxd.net

Investor Relations:

The Equity Group Inc.

Lena Cati, Vice President

212-836-9611

lcati@equityny.com